Exhibit 21.1

Essent Group Ltd.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation/Formation

Essent Reinsurance Ltd. (1)	Bermuda

Essent Irish Intermediate Holdings Ltd. (1) Essent US Holdings, Inc. (2)	Republic of Ireland Delaware

Essent Guaranty of PA, Inc. (3)	Pennsylvania

CUW Solutions, LLC (3)	Delaware

Essent Guaranty, Inc. (3)	Pennsylvania

Essent Solutions, LLC (4)	Delaware

(1) 100% of common shares held by Essent Group Ltd.

(2) 100% of common shares held by Essent Irish Intermediate Holdings Ltd.

(3) 100% of common shares held by Essent US Holdings Inc.

(4) 100% of common shares held by Essent Guaranty, Inc.

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